Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Apergy Corporation of our report dated February 28, 2020 relating to the financial statements and the effectiveness of internal control over financial reporting of Ecolab Inc., which appears in Amendment No. 2 to the Registration Statement on Form S-1 and Form S-4 of ChampionX Holding Inc. We also consent to the reference to us under the heading “Experts” in Amendment No. 2 to the Registration Statement on Form S-1 and S-4 incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Minneapolis, Minnesota

April 15, 2020